Exhibit 21 – List of Subsidiaries:

Ampal Financial Services Ltd.
Ampal Development (Israel) Ltd.
Nir Ltd.
Ampal Realty Corporation
Ampal Communications, Inc.
Ampal Enterprises
Ampal Holdings (1991) Ltd.
Ampal Industries, Inc.
Ampal Industries (Israel) Ltd.
Ampal International Ventures (2000) Ltd.
Ampal (Israel) Ltd.
Ampal Leasing Corp.
Ampal Properties Ltd.
Ampal Protected Housing Holdings (1966) Ltd.
Ampal Protected Housing (1994) Ltd.
Ampal Protected Housing (1998) Ltd.
Am-Hal Ltd.
Country Club Kfar Saba Limited
Ad 120 Managements – Hod Hasharon
Ampal Communication LP
Ampal Communication Holdings Ltd.
Ampal Sciences Inc.